EXHIBIT 23



NEWS RELEASE
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                                                        Contact:
                                                        William R. (Todd) Fowler
                                                        Frances W. Josephic
                                                        (800) 988-4304

                  SECURITY CAPITAL REACHES AGREEMENT TO ACQUIRE
                                   STORAGE USA

CHICAGO (December 6, 2001) - Security Capital Group Incorporated (NYSE: SCZ) announced that it has entered into a definitive agreement with Storage USA, Inc. (NYSE: SUS) for a transaction in which all of the holders of Storage USA common stock and operating partnership units (other than Security Capital) will receive $42.00 in cash per share or partnership unit. Security Capital will become the general partner of the Storage USA operating partnership and acquire Storage USA's entire limited partnership interest in the operating partnership. Security Capital currently owns approximately 43% of the common shares of Storage USA. Holders of Storage USA operating partnership units will also have the opportunity to continue as limited partners of the operating partnership, subject to certain conditions and limitations. Storage USA, based in Memphis, Tenn., is a leading owner and operator of self-storage facilities.

The agreement was approved by all of the directors of Storage USA unaffiliated with Security Capital, based upon review, approval and unanimous recommendation by a Special Committee of independent directors of the Storage USA Board. The aggregate value of the transaction is approximately $1.8 billion, including the assumption of approximately $761 million of debt.

The transaction is subject to approval by the holders of a majority of Storage USA's shares of common stock outstanding at a special meeting of Storage USA shareholders expected to take place during the first quarter of 2002. Security Capital will vote its shares in favor of the transaction. The transaction, which is subject also to other customary conditions to closing, is expected to close promptly after shareholder approval.

J.P. Morgan Securities Inc. advised Security Capital and Lehman Brothers, Inc. advised the Storage USA Special Committee in the transaction.

Security Capital is an international real estate operating company. The company's strategy is to allocate its capital in six private real estate operating divisions that have significant potential for high sustainable earnings growth and return on equity competitive with leading S&P companies. Since initiating the strategy to reconfigure its business in the third quarter of 1999, Security Capital has completed $6.4 billion of transactions and reduced the number of affiliated

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businesses from 18 to 10. The combined assets of these businesses total $16.8 billion with an additional $2.8 billion of assets under management through Security Capital Research & Management Incorporated, a wholly owned division. A primary objective of Security Capital is to eliminate the discount to the underlying value of assets and maximize value for shareholders. The principal offices of Security Capital and its majority-owned affiliates are in Brussels, Chicago, El Paso, Houston, London, Luxembourg, New York and Santa Fe.

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STORAGE USA WILL FILE WITH THE SEC AND MAIL TO ITS SHAREHOLDERS A PROXY
STATEMENT IN CONNECTION WITH THE TRANSACTION AND STORAGE USA AND SECURITY CAPITAL WILL FILE WITH THE SEC A STATEMENT ON SCHEDULE 13E-3 (THE "13E-3 STATEMENT") IN CONNECTION WITH THE TRANSACTION. THE PROXY STATEMENT AND THE 13E-3 STATEMENT (COLLECTIVELY, THE "DISCLOSURE STATEMENTS") WILL CONTAIN IMPORTANT INFORMATION ABOUT STORAGE USA AND SECURITY CAPITAL, THE TRANSACTION AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DISCLOSURE STATEMENTS CAREFULLY WHEN THEY ARE AVAILABLE.

INVESTORS AND SECURITY HOLDERS WILL BE ABLE TO OBTAIN FREE COPIES OF THE DISCLOSURE STATEMENTS AND OTHER DOCUMENTS FILED WITH THE SEC BY STORAGE USA AND SECURITY CAPITAL THROUGH THE WEB SITE MAINTAINED BY THE SEC AT WWW.SEC.GOV.

IN ADDITION, INVESTORS AND SECURITY HOLDERS WILL BE ABLE TO OBTAIN FREE COPIES OF THE PROXY STATEMENT OR THE 13E-3 STATEMENT FROM STORAGE USA BY CONTACTING CHRISTOPHER P. MARR AT (901) 252-2000, AND FREE COPIES OF THE 13E-3 STATEMENT FROM SECURITY CAPITAL BY CONTACTING FRANCES W. JOSEPHIC AT (505) 820-8209.

SECURITY CAPITAL AND ITS DIRECTORS AND EXECUTIVE OFFICERS MAY BE DEEMED TO BE PARTICIPANTS IN STORAGE USA'S SOLICITATION OF PROXIES IN RESPECT OF THE TRANSACTIONS CONTEMPLATED BY THE PURCHASE AGREEMENT. INFORMATION REGARDING SECURITY CAPITAL'S DIRECTORS' AND EXECUTIVE OFFICERS' OWNERSHIP OF STORAGE USA'S COMMON STOCK IS CONTAINED IN SECURITY CAPITAL'S PROXY STATEMENT DATED APRIL 12, 2001, WHICH IS FILED WITH THE SEC. AS OF OCTOBER 30, 2001, NOT INCLUDING SHARES OWNED DIRECTLY OR INDIRECTLY BY SECURITY CAPITAL, SECURITY CAPITAL'S DIRECTORS AND EXECUTIVE OFFICERS BENEFICIALLY OWNED 30,183 SHARES OF STORAGE USA'S COMMON STOCK. A MORE COMPLETE DESCRIPTION WILL BE AVAILABLE IN THE DISCLOSURE STATEMENTS.

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THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF
AN OFFER TO BUY WITH RESPECT TO AN OFFERING TO THE LIMITED PARTNERS OF SUSA PARTNERSHIP, L.P. OF THE OPPORTUNITY TO REMAIN LIMITED PARTNERS OF SUSA PARTNERSHIP, L.P. FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE PURCHASE AGREEMENT BETWEEN STORAGE USA AND SECURITY CAPITAL. ANY SECURITIES OFFERED TO SUCH LIMITED PARTNERS WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OFFERED, NOR MAY ANY SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES BE MADE, IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM REGISTRATION REQUIREMENTS, AND ANY SUCH OFFER, SOLICITATION OR SALE MAY NOT BE MADE IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION.

THIS PRESS RELEASE CONTAINS CERTAIN STATEMENTS THAT ARE NEITHER REPORTED FINANCIAL RESULTS NOR OTHER HISTORICAL INFORMATION. THESE FORWARD-LOOKING STATEMENTS REFLECT THE CURRENT VIEWS OF SECURITY CAPITAL WITH RESPECT TO FUTURE EVENTS AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. BECAUSE THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES, ACTUAL FUTURE RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR IMPLIED BY THE STATEMENTS. MANY OF THESE RISKS AND UNCERTAINTIES RELATE TO FACTORS THAT ARE BEYOND THE COMPANY'S ABILITY TO CONTROL OR ESTIMATE PRECISELY, SUCH AS FUTURE MARKET CONDITIONS, THE BEHAVIOR OF OTHER

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MARKET PARTICIPANTS, THE ACTIONS OF GOVERNMENTAL REGULATORS AND OTHER RISK
FACTORS DETAILED IN SECURITY CAPITAL'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS PRESS RELEASE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS PRESS RELEASE.